EXHIBIT 99.1

[XTO ENERGY LOGO]

NEWS RELEASE

For Immediate Release

Number: 03-14

XTO ENERGY COMPLETES COMMON STOCK AND PRIVATE NOTES OFFERINGS

FORT WORTH, TX (April 23, 2003)—XTO Energy Inc. (NYSE-XTO) today announced that it has completed its previously announced public common stock offering. The offering of 13,800,000 shares was priced at $18.75 per share. The offering included 1.8 million shares priced at $18.75 pursuant to the exercise of an over-allotment option granted to underwriters. As a result of the offering, common shares outstanding increased to about 183.2 million. Members of the Company’s management did not sell shares in the offering. Lead underwriters for the common stock offering were Lehman Brothers and Morgan Stanley.

XTO Energy has also completed its previously announced private placement of $400 million (increased from $300 million) of senior notes due 2013. The notes were sold at par with a coupon of 6¼% pursuant to a 144A transaction to qualified institutional buyers. The notes have not and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Proceeds of the offerings will be used to fund the recently announced property acquisition from units of Williams (NYSE-WMB) of Tulsa, Oklahoma, to redeem outstanding 8¾% senior subordinated notes due 2009 and to repay bank debt. The Company has notified the Trustee that it will redeem all outstanding 8¾% senior subordinated notes on May 19, 2003.

XTO Energy Completes Common Share and Private Bond Offerings

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President—Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at www.xtoenergy.com.